Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2022 by and among SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and HANMI PHARMACEUTICAL CO., LTD., a South Korean corporation (the “Investor”).

RECITALS

A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”); and

B. The Investor wishes to purchase the Shares from the Company, and the Company wishes to sell and issue the Shares to the Investor, upon the terms and subject to the conditions stated in this Agreement; and

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person, as such terms are used in and construed under Rule 405 promulgated under the 1933 Act.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Board of Directors” has the meaning set forth in Section 4.34.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Certificate of Incorporation” has the meaning set forth in Section 4.1.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Indemnified Party” has the meaning set forth in Section 8.3.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Confidential Information” means trade secrets, confidential information and know-how (including, but not limited to, ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, customer information and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CUSIP” means the Committee on Uniform Securities Identification Procedures.

“Disclosure Schedules” has the meaning set forth in Section 4.

“DPA” has the meaning set forth in Section 4.40.

“EDGAR system” has the meaning set forth in Section 4.6.

“Environmental Laws” has the meaning set forth in Section 4.15.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDCA” has the meaning set forth in Section 4.38(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” has the meaning set forth in Section 4.17.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Healthcare Laws” has the meaning set forth in Section 4.38(a).

“Indemnified Party” means any Investor Indemnified Party or Company Indemnified Party, as applicable.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Intellectual Property Rights” has the meaning set forth in Section 4.14(a).

“Investor Indemnified Party” has the meaning set forth in Section 8.2.

“Investor” has the meaning set forth in the Preamble of this Agreement.

“Investor Designee” has the meaning set forth in Section 7.1(a).

“Investor Questionnaire” has the meaning set forth in Section 3.1.

“Legal Proceeding” means any legal proceeding (whether at law or in equity and including any civil, criminal or administrative proceeding), action, suit, litigation, claim (including a counterclaim or cross-claim, or defense), summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), citation, complaint, inquiry, audit, examination, prosecution or arbitration, or investigation or other proceeding of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before (or that would be before) any Governmental Authority.

“License Agreements” has the meaning set forth in Section 4.14(e).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, liabilities, results of operations, financial condition or business of the Company; provided that, none of the following, individually or in the aggregate with any other Effect, will be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (i): any Effects arising from or relating to (A) general economic or industry conditions, including such conditions related to the industry in which the Company operates; (B) national or international political, social, health conditions, including COVID-19 (or any other epidemic, pandemic, disease or strains, mutations, or variants thereof) or the actual or threatened spread of any virus, pandemic, epidemic or disease in the United States or elsewhere in the world, any government shutdown, any declaration of martial law, quarantine, or similar directive, guidance, or policy or other action by any Governmental Authority, including the engagement by the United States or any other country or group in armed hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, the occurrence or the escalation of any military, cyber, or terrorist attack on the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or on any military installation, asset, equipment, or personnel of the United States or any other country or group or any civil unrest, protests, or public demonstrations and any governmental responses thereto;

(C) changes in financial, capital, banking or securities markets in the United States or any other country generally (including (1) any disruption of any of the foregoing markets, (2) any change in currency exchange rates, (3) any decline or rise in the price of any security, commodity, contract, or index and (4) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (D) any natural or man-made disaster, or “act of God,” including weather, earthquakes, hurricanes, floods, tsunamis, tornadoes, wild fires, disasters, or other calamities or casualty events; (E) changes in accounting requirements or principles (including GAAP) or industry standards or interpretations thereof after the date hereof; (F) changes in laws or orders or interpretations thereof (including any laws newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease (including COVID-19)) after the date hereof; (G) the taking of any action contemplated by this Agreement or the Transaction Documents (including the taking of any action with the consent of the Investor); (H) the announcement or execution of this Agreement or the transactions contemplated by this Agreement, the pendency thereof, or the identity, nature or ownership of the Investor; or (I) any failure, in and of itself, of the Company to meet or achieve any projections, forecasts, estimates, plans, predictions, performance metrics, or operating statistics (whether or not shared with the Investor or its Affiliates or representatives), provided that, this clause (I) will not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect); other than, with respect clauses (A), (B), (C), (D) and (E), changes that disproportionately and adversely impact the Company and its Subsidiaries relative to other companies in the industry in which the Company and its Subsidiaries operate; or (ii) the ability of the Company to timely perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound (i) that generated more than $5 million in revenue or expenditure during the Company’s most recent fiscal year or is anticipated to generate more than $5 million in revenue or expenditure during the Company’s current fiscal year or (ii) that has been filed or was required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“NASDAQ” means The Nasdaq Stock Market.

“OFAC” has the meaning set forth in Section 4.25.

“Owned Intellectual Property Rights” has the meaning set forth in Section 4.14(b).

“Permits” has the meaning set forth in Section 4.12.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

“Personal Information” has the meaning set forth in Section 4.37.

“PHSA” has the meaning set forth in Section 4.38(a).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material plans, arrangements, policies, programs, agreements or other commitments providing for retirement, employee benefits, compensation, incentive compensation or fringe benefits, including, without limitation, any material employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension profit sharing, savings, retirement, stock option, stock purchase or severance plan, and any life, health, disability or accident insurance plan, whether oral or written, and whether or not subject to ERISA, to which the Company or any of its Subsidiaries sponsor, maintain or contribute, on behalf of any current or former employee, executive, director, officer, consultant or independent contractor, or to which the Company or any of its Subsidiaries have or could have any direct or indirect, actual or contingent liability.

“Purchase Price” means $1.60 per share.

“Registration Statement” means any registration statement of the Company under the 1933 Act that covers the resale of any of the Shares pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.6.

“Shares” means 12,500,000 shares of Common Stock.

“Shelf Registration Statement” has the meaning set forth in Section 7.7(a).

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means the aggregate amount to be paid for the Shares purchased hereunder in U.S. dollars and in immediately available funds.

“Subsidiary” means any entity (a) in which the Company, directly or indirectly, owns or Controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person, or (b) which is required to be consolidated with such Person under GAAP.

“Trading Day” means a day on which NASDAQ is open for trading.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, and any other documents or agreements explicitly contemplated hereunder.

“Transfer Agent” has the meaning set forth in Section 7.3.

2. Purchase and Sale of the Shares. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, the Shares at a price per Share equal to the Purchase Price, for an aggregate Purchase Price equal to $20,000,000.00.

3. Closing.

3.1 The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall be held on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Sections 6.1 (Conditions to Obligations of the Investor) and 6.2 (Conditions to Obligations of the Company) (other than those conditions that by their nature are to be satisfied at the Closing) at the offices of Paul Hastings LLP located at 4747 Executive Drive, 12th Floor, San Diego, California, or on such other date and place as may be mutually agreed to by the Company and the Investor (the “Closing Date”). At or prior to the Closing, the Investor shall execute any related agreements or other documents required to be executed hereunder, dated on or before the Closing Date, including but not limited to the Accredited Investor Questionnaire (the “Investor Questionnaire”), in substantially the form attached hereto as Appendix I.

3.2 On the Closing Date, the Investor shall deliver or cause to be delivered to the Company the Subscription Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to the Investor by the Company on or prior to the Closing Date.

3.3 At the Closing, the Company shall instruct the Transfer Agent to deliver the Shares to the Investor in book entry.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as (a) set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”), which such Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or any other section of the Disclosure Schedule to the extent the relevance of such items would be reasonably apparent, or (b) specifically disclosed in the SEC Filings, which shall be deemed to qualify all representations made herein, as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization (as applicable), with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as presently conducted. The Company is not in violation or default of any of the provisions of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), or other organizational or constitutive documents and none of the Company’s Subsidiaries is in violation or default of any of the provisions of its respective certificate or articles of incorporation, certificate of formation, bylaws, operating agreement, or other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has no Subsidiaries other than those disclosed in the SEC Reports or listed on Section 4.1 of the Disclosure Schedules. Except as disclosed in Section 4.1 of the Disclosure Schedules hereto, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

4.2 Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (a) the authorization, execution and delivery of the Transaction Documents, (b) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (c) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and stockholder action. Each of the Transaction Documents has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor, constitute valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity that restrict the availability of equitable remedies and (iii) to the extent that the enforceability of indemnification provisions may be limited by applicable laws.

4.3 Capitalization. Section 4.3 of the Disclosure Schedules sets forth as of the date hereof: (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock or equity compensation plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for, any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s and its Subsidiaries’ capital stock have been duly authorized and are validly issued, fully paid and nonassessable. None of such shares were issued in violation of any preemptive rights or other similar rights of third parties and such shares were issued in compliance with applicable state and federal securities laws. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person. No Person is entitled to preemptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company. Except as contemplated by this Agreement and as described on Section 4.3 of the Disclosure Schedules and the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares and the Company does not have any stock appreciation rights, “phantom stock” plans or agreements or any similar plans or agreements. There are no voting agreements, stockholder agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company or, to the Company’s Knowledge, between or among any of the Company’s security holders, relating to the securities of the Company held by them. Furthermore, (i) no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person, (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound having the right to vote on any matter which the stockholders of the Company or its Subsidiaries as the case may be, may vote, and (iii) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries. The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

4.4 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Investor in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

4.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, including any Governmental Authority, other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the rules and regulations of NASDAQ, which the Company undertakes to file within the applicable time periods.

4.6 SEC Filings. True and complete copies of the SEC Filings are available to the Investor through the Electronic Data Gathering, Analysis and Retrieval system (the “EDGAR system”) (other than any information for which the Company has received confidential treatment from the SEC). The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Filings”), for the twelve (12) months preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material). At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1933 Act or 1934 Act, as applicable, and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.7 No Material Adverse Change. Since September 30, 2021, except as specifically set forth in a subsequent SEC Filing filed prior to the date hereof, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the three (3) months ended September 30, 2021, except for changes in the ordinary course of business which have not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b) any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(c) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;

(d) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(e) any satisfaction or discharge of a material lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(f) any material labor difficulties or, to the Company’s Knowledge, labor union organizing activities with respect to employees of the Company;

(g) any issuance of any equity securities to any executive officer, director or Affiliate of the Company, except Common Stock issued in the ordinary course pursuant to existing Company stock option or stock purchase plans or executive and director corporate arrangements disclosed in the SEC Filings;

(h) any change or amendment to the Company’s Certificate of Incorporation or bylaws, or termination of or material amendment to any Material Contract;

(i) the loss of the services of any executive officer (as defined in Rule 405 under the 1933 Act) of the Company;

(j) any material transaction entered into by the Company other than in the ordinary course of business; or

(k) any other event or condition that, to the Company’s Knowledge, has had or would reasonably be expected to have a Material Adverse Effect.

4.8 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares in accordance with the provisions thereof will not (a) conflict with or result in a breach or violation of (i) any of the terms and provisions of, or constitute a default under, the Certificate of Incorporation or bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investor through the EDGAR system) or any of the Company’s Subsidiaries’ certificate or articles of incorporation, certificate of formation, bylaws, operating agreement, or other organizational or charter documents, or (ii) assuming the accuracy of the representations and warranties of the Investor in Section 5, any applicable statute, rule, regulation or order of any Governmental Authority having jurisdiction over the Company, its Subsidiaries or any of their respective assets or properties, or (b) conflict with, or constitute a default (or an event that, with notice, lapse of time or both, would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to any third party any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except in the case of (a)(ii) and (b), for such defaults, breaches, violations or conflicts as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section does not relate to matters with respect to taxes, which are the subject of Section 4.10 (Tax Matters), employee relations and labor matters, which are the subject of Section 4.13 (Labor Matters), and environmental laws, which are the subject of Section 4.15 (Environmental Matters).

4.9 Compliance. Neither the Company nor any of its Subsidiaries is (a) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) in violation of any judgment, decree or order of any Governmental Authority or (c) in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws relating to environmental protection, occupational health and safety, product quality and safety, anti-money laundering and employment and labor matters, except in each case as would not have or reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.10 Tax Matters. The Company and all of its Subsidiaries have filed (or filed for an extension for) all material tax returns required to have been filed by the Company and its Subsidiaries with all appropriate Governmental Authorities and has paid all material taxes shown thereon or otherwise owed by it, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements. The Company and its Subsidiaries have made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 4.17 (Financial Statements) below in respect of all federal, state and foreign income and franchise taxes as of the date thereof, except to the extent of any inadequacy that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Filings. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property, other than liens for taxes not yet due and payable or taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity (other than any such arrangement or agreement the principal subject matter of which is not taxes). The representations and warranties in this Section 4.10 shall constitute the sole and exclusive representations and warranties made herein regarding tax matters, and nothing herein shall be construed as providing a representation or warranty that could give rise to indemnification under this Agreement for any taxes arising in a taxable period (or portion thereof) beginning after the Closing Date.

4.11 Title to Properties. The Company and its Subsidiaries have good and marketable title to all real properties and all other tangible properties and tangible assets owned by them, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and the Company and its Subsidiaries hold any leased real or tangible personal property under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance and with no exceptions, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.12 Certificates, Authorities and Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them (the “Permits”), except where failure to so possess would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and such Permits are in full force and effect. The Company and each of its Subsidiaries is in compliance with each of its Permits in all material respects and no material violations are or have been recorded in respect of any Permits. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit that, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.13 Labor Matters.

(a) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreements or other agreements with labor organizations.

(b) No labor dispute with the employees of the Company or any Subsidiary, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company or any Subsidiary, exists or, to the Company’s Knowledge, is threatened or imminent that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, classification of service providers as employees or independent contractors, classification of employees as exempt or non-exempt, and collective bargaining. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) To the Company’s Knowledge, there are no allegations of unlawful harassment (including, but not limited to, sexual harassment) or misconduct, discrimination or retaliation on the basis of any characteristic protected by applicable law have been made against any current or former employee, officer, director, contractor or consultant of the Company who, directly or indirectly, supervises or supervised any current or former employee or consultant of the Company, and there are no such unlawful harassment, discrimination or retaliation claims pending or, to the Company’s Knowledge, threatened to be brought or filed, with any Governmental Authority against any current or former employee, officer, director, contractor or consultant of the Company, and the Company has not entered into any settlement agreement, or conducted any investigation related to such allegations or claims brought, filed or threatened by any current or former employee, contractor, consultant, director or officer of the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company’s Knowledge, the Company (x) has promptly, thoroughly, and impartially investigated (to the extent reasonable) all allegations of unlawful harassment (including, but not limited to, sexual harassment), discrimination or retaliation on the basis of any characteristic protected by applicable law raised to the Company by or against, any employee, consultant, contractor, director or officer of the Company, and (y) has taken prompt corrective action that is reasonably calculated to prevent or remedy further discrimination, retaliation, harassment and misconduct with respect to each such allegation, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) To the Company’s Knowledge, there are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings against the Company, or threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or engagement of any current or former employee, officer, director, contractor or consultant of the Company. Each former officer whose service relationship was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such service relationship, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.14 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own (free and clear of all material liens or security interests), possess, license or have other rights to use, all patents, patent applications, trade and service marks and other protectable source code indicators, trade and service mark applications and registrations, copyrights, trade secrets (including inventions, technology and know-how), domain names, mask works and other intellectual property rights and similar proprietary rights necessary or material to the conduct of their respective businesses as currently conducted (collectively, the “Intellectual Property Rights”). To the Company’s Knowledge, the issued patents, trademark registrations and copyright registrations owned by the Company and its Subsidiaries included within the Intellectual Property Rights that are material to the conduct of their respective businesses are valid, enforceable and subsisting.

(b) To the Company’s Knowledge, there is no infringement by third parties of any of the Intellectual Property Rights owned by the Company or any of its Subsidiaries (collectively, “Owned Intellectual Property Rights”). Except as set forth on Section 4.14(b) of the Disclosure Schedules, no action, suit, claim or other proceeding is pending or, to the Company’s Knowledge, threatened, challenging the validity, enforceability or use by the Company or any of its Subsidiaries of any of the Owned Intellectual Property Rights. No action, suit, claim or other proceeding is pending or, to the Company’s Knowledge, threatened, challenging the Company’s or any Subsidiary’s ownership rights in or to any Owned Intellectual Property Rights. The use, manufacture and sale by the Company and its Subsidiaries of any of their respective proprietary products and processes referred to in the SEC Filings in the current conduct of their respective businesses do not currently infringe any Intellectual Property Right (with respect to patents, any valid patent claim) of any third party, except as would not have or reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) To the Company’s Knowledge, no third party has any ownership right in or to any Owned Intellectual Property Rights material to the conduct of the business of the Company or any of its Subsidiaries. To the Company’s Knowledge, no employee, consultant or independent contractor that has developed any Owned Intellectual Property Rights material to the conduct of the business of the Company or any of its Subsidiaries is in violation in any material respect of any term of any invention assignment agreement or nondisclosure agreement with a former employer or third party with whom they were engaged as an independent contractor where the basis of such violation relates to such employee’s or independent contractor’s development of Intellectual Property Rights undertaken while employed or engaged with the Company or any Subsidiary.

(d) The Company and each of its Subsidiaries has taken commercially reasonable measures to protect its Confidential Information and trade secrets constituting Owned Intellectual Property Rights that are material to the conduct of the businesses of the Company and its Subsidiaries and to maintain and safeguard such Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements.

(e) All of the agreements containing licenses and sublicenses granting to the Company or its Subsidiaries a right to use third party Intellectual Property Rights which are material to the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted (other than non-exclusive licenses for commercially available software or software services) (collectively, the “License Agreements”) are binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, and, to the Company’s Knowledge, are enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in material breach of or default under, nor has provided or received any notice of any intention to terminate, any such License Agreement.

(f) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in a material loss, impairment of or restriction on the Company’s or any Subsidiaries’ ownership or right to use any of the Owned Intellectual Property Rights or Intellectual Property Rights licensed or sublicensed to the Company or its Subsidiary pursuant to a License Agreement, in each case, that are material to and necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted.

4.15 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries are not in violation of any statute, rule, regulation, decision or order of any Governmental Authority relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), have not released any hazardous substances regulated by Environmental Laws onto any real property that they own or operate, and have not received any written notice or claim that they are liable for any off-site disposal or contamination pursuant to any Environmental Laws; and there is no pending or, to the Company’s Knowledge, threatened investigation that would reasonably be expected to lead to such a claim.

4.16 Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits, claims, complaints, arbitrations, charges, hearings, inquiries, litigations, notices of violation, audits, examinations or any other proceedings or any settlements, judgments, orders, awards, injunctions, decrees pending or other proceedings pending or, to the Company’s Knowledge, commenced or threatened to which the Company or any of its Subsidiaries is or may reasonably be expected to become a party or to which any property of the Company or any of its Subsidiaries is or may reasonably be expected to become the subject, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No judgment, injunction or order of any nature has been issued by any Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. There is not pending or, to the Company’s Knowledge, contemplated, any investigation by the SEC involving the Company, any Subsidiary, or any current or former director or officer of the Company or any Subsidiary. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act.

4.17 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, normal year-end audit adjustments and as otherwise permitted by Form 10-Q under the 1934 Act).

4.18 Insurance Coverage. The Company and its Subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company and such Subsidiaries reasonably deem adequate. The Company reasonably believes such insurance (a) insures against such losses and risks to the Company and its Subsidiaries and their respective businesses as is customary for comparably situated companies and (b) is commercially reasonable for the current conduct of their respective businesses. All such insurance is fully in force on the date hereof. Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.19 Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries has, and to the Company’s Knowledge, no agent or other Person acting on behalf of the Company or any Subsidiary, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company or any Subsidiary is aware) which is in violation of law, or (d) violated in any material respect any provision of FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of its directors, officers, or employees are the subject of any voluntary disclosure, investigation, prosecution, or other enforcement action related to the FCPA or any other anti-corruption law.

4.20 Compliance with NASDAQ Continued Listing Requirements. The Company is in compliance with applicable NASDAQ continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on NASDAQ and the Company has not received any notice of, nor, to the Company’s Knowledge, is there any reasonable basis for, the delisting of the Common Stock from NASDAQ.

4.21 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or any Subsidiary for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.22 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares. The Company has offered the Shares for sale only to the Investor.

4.23 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.24 Private Placement. Assuming the accuracy of the representations and warranties of the Investor set forth in Section 5 (Representations and Warranties of the Investor), the offer and sale of the Shares to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act. The issuance and sale of the Shares does not contravene the rules and regulations of NASDAQ.

4.25 Questionable Payments. Neither the Company or any Subsidiary nor, to the Company’s Knowledge, any of their respective current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or its Subsidiaries, has on behalf of the Company or any of its Subsidiaries: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful rebate, payoff, influence payment, kickback, bribe or other unlawful payment of any nature. Neither the Company or any Subsidiary nor, to the Company’s Knowledge, any of their respective current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company will not, and will not allow any Subsidiary to, directly or indirectly, use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

4.26 Transactions with Related Parties. None of the executive officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act that is not so disclosed.

4.27 Internal Controls. The Company and each of its Subsidiaries has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), that have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, to the Company’s Knowledge, there have been no significant deficiencies or material weaknesses detected in the Company’s or any of its Subsidiaries’ internal controls over financial reporting (whether or not remediated) and no change in the Company’s or any of its Subsidiaries’ internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or any of its Subsidiaries’ internal controls over financial reporting. To the Company’s Knowledge, there has been no change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s or any of its Subsidiaries’ internal controls over financial reporting.

4.28 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29 Manipulation of Price. The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf has (a) taken, directly or indirectly, any action designed to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (b) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of the Shares in violation of Regulation M under the 1934 Act or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.30 Bad Actor Disqualification. None of the Company, any Subsidiary, any predecessor or affiliated issuer of the Company, any director, executive officer or other officer of the Company or any Subsidiary or, to the Company’s Knowledge, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, or any promoter connected with the Company in any capacity, is subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the 1933 Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

4.31 Stock Option Plans. Each outstanding option to purchase Common Stock granted by the Company was granted pursuant to one of the Company’s equity incentive plans in accordance with the terms of such equity incentive plan and no such stock option has been backdated. There is no and, to the Company’s Knowledge, during the past five (5) years, there has been no Company policy or practice to coordinate the grant of stock options with the release or other public announcement of material information regarding the Company or its financial results or prospects.

4.32 Off Balance Sheet Arrangements. Except as would not have or reasonably be expected to result in a Material Adverse Effect, there is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Filings and is not so disclosed.

4.33 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Shares. The Company further represents to the Investor that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

4.34 Takeover Protections; Rights Agreements. The Company and the Board of Directors of the Company (the “Board of Directors”) have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could reasonably be expected to become applicable to the Investor as a result of the Investor and the Company fulfilling their respective obligations or exercising their rights under the Transaction Documents, including, without limitation, the Company’s issuance of the Shares and the Investor’s ownership of the Shares.

4.35 Solvency. Immediately following the Closing and after giving effect to the consummation of the transactions contemplated hereby, the Company and its Subsidiaries, taken as a whole, will be able to satisfy their probable liability on their existing debts, including contingent and other liabilities, as they mature and will not have unreasonably small capital for the operation of the businesses in which they are engaged. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). To the Company’s Knowledge, there are no facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one (1) year from the Closing Date.

4.36 Employee Benefit Plans.

(a) Neither the Company nor any other entity which, together with the Company or any Subsidiary, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, maintains or contributes to, or has within the preceding six (6) years maintained or contributed to, or has any liability with respect to, any Plan subject to Title IV of ERISA or Section 412 of the Code. Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) each Plan (and related trust, insurance contract or fund) has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and all other applicable laws; and (ii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Plan.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service that the form of the Plan satisfies Section 401(a) of the Code and no circumstance, fact or event has occurred or exists that is reasonably likely to adversely affect the qualified status of any such Plan.

(c) Neither the execution of this Agreement and each of the other Transaction Documents nor the consummation of the transactions contemplated by the foregoing will either alone or in combination with another event result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due to any current or former employee, director, consultant or independent contractor of the Company or any Subsidiary, (iii) acceleration of the time of the payment or vesting of, or increase in the amount of, compensation due to any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries, (iv) any material obligation pursuant to any of the Plans, or (v) the payment of any amount that, individually or in combination with any other such payment, right or benefit constitutes an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(d) With respect to any material Plan or exclusion therefrom with respect to any independent contractor, (i) no actions, liens, lawsuits, claims, proceedings or investigations or complaints (other than routine claims for benefits) are pending or, to the Company’s Knowledge, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guarantee Corporation, the Internal Revenue Service or any other Governmental Authority is pending, in progress, or to the Company’s Knowledge, threatened.

(e) Neither the Company nor any Subsidiary has any liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any current or former employee classified as exempt from overtime wages, except as would not and would not reasonably be expected to have a Material Adverse Effect.

(f) All Plans subject to Section 409A of the Code or similar law have been operated and administered in all material respects in compliance with Section 409A of the Code or similar law.

4.37 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees, employment candidates, and/or other third parties (collectively “Personal Information”), Each of the Company and its Subsidiaries is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company or any Subsidiary is a party, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company and its Subsidiaries has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each of the Company and its Subsidiaries is in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. Except as otherwise disclosed by the Company, neither the Company, its Subsidiaries, nor, to the Company’s Knowledge without independent investigation, any of its vendor business associates, have been subject to or experienced any material breach of any Personal Information.

4.38 FDA.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable healthcare laws, including: (i) the Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA (42 U.S.C. §§1320d et seq.) and any comparable state or local laws); (iv) state licensing, disclosure and reporting requirements; and (v) any comparable foreign laws for any of the foregoing (i) through (iv) (inclusive) (all of the foregoing, collectively, “Healthcare Laws”). Neither the Company nor any of its Subsidiaries has received written notification of any pending Legal Proceedings from the FDA or any other similar regulatory authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

(b) All preclinical and clinical investigations conducted or sponsored by the Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable regulatory authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c) All reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by the Company have been so filed, maintained or furnished, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company’s Knowledge, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed.

Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Legal Proceedings that would reasonably be expected to result in material debarment or exclusion are pending or, to the Company’s Knowledge, threatened in writing against the Company or, to Company’s Knowledge, any of its officers, employees, contractors, suppliers (in their capacities as such) or other entities or individuals performing research or work on behalf of the Company. The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any regulatory authority.

(d) The Company has not received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) No data generated by the Company with respect to its products is the subject of any written regulatory Legal Proceeding, either pending or, to the Company’s Knowledge, threatened, by any regulatory authority relating to the truthfulness or scientific integrity of such data.

(f) To the Company’s Knowledge, no product manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (iii) a product that is otherwise in violation of the FDCA or PHSA (or any other Healthcare Law). Neither the Company nor, to the Company’s Knowledge, any of its respective suppliers or contract manufacturers has received any FDA Form 483, warning letter, untitled letter or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No manufacturing site owned by the Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is or has been subject to a shutdown or import or export prohibition imposed by the FDA or another regulatory authority, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any regulatory authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company products or the manner in which such products are manufactured or distributed, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.39 Material Contracts. Each Material Contract is valid and binding on the Company and any of its Subsidiaries party thereto in accordance with its terms and is in full force and effect, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable laws. Neither the Company nor any of its Subsidiaries is in default under or in violation or breach of any Material Contract to which it is a party, and to the Company’s Knowledge, no third party defaults exist thereunder, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.40 CFIUS. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (b) the ownership, operation, maintenance, supply, manufacture or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800), or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

5. Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company that as of the date hereof and the Closing Date:

5.1 Organization and Existence. The Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to acquire the Shares pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which the Investor is a party have been duly authorized by all necessary corporate action on the part of the Investor and each Transaction Document to which it is a party has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against the Investor in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent the enforceability of indemnification provisions may be limited by applicable laws.

5.3 Purchase Entirely for Own Account. The Shares will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act. The Investor is acquiring the Shares hereunder in the ordinary course of its business. The Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any Person or entity. The Investor is not, nor is any Affiliate of the Investor, a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. The Investor understands that the purchase of the Shares involves a substantial risk and acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. The Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. The Investor acknowledges that no officer, director, attorney, broker-dealer, placement agent, finder or other person affiliated with the Company has given the Investor any information or made any representations, oral or written, other than as expressly provided in this Agreement, on which the Investor has relied upon in deciding to invest in the Shares. Based on the information the Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. The Investor has sought its own accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, the Shares may bear the following or any similar legend:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b) If required by the Governmental Authorities of any state in connection with the sale of the Shares, the legend required by such state authority.

5.8 Accredited Investor. At the time the Investor was offered the Shares, it was, and as of the date hereof and the Closing Date, is an “accredited investor” within the meaning of Rule 501 under the 1933 Act and has executed and delivered to the Company its Investor Questionnaire, which the Investor represents and warrants is true, correct and complete. The Investor is capable of properly evaluating the risks and merits of its purchase of the Shares.

5.9 No General Solicitation. The Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.10 Consultation With Own Advisors. The Investor has been advised to consult with its own attorney and other financial and tax advisers regarding all legal matters concerning an investment in the Company and the tax consequences of purchasing the Shares, and has done so, to the extent the Investor considers necessary.

5.11 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

5.12 Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, the Investor has not, directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to the Investor’s investments and trading or information concerning the Investor’s investments or (c) is subject to the Investor’s review or input concerning the Investor’s investments or trading, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Other than to other Persons party to this Agreement, the Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13 No Government Recommendation or Approval. The Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the offering of the Shares.

5.14 No Intent to Effect a Change of Control; Ownership. The Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act and under the rules of NASDAQ. Except as set forth on Section 5.14 of the Disclosure Schedules, as of the date hereof, neither the Investor nor any of its Affiliates is the owner of record or the beneficial owner of shares of Common Stock or securities convertible into or exchangeable for Common Stock.

5.15 No Conflicts. The execution, delivery and performance by the Investor of the Transaction Documents and the consummation by the Investor of the transactions contemplated hereby and thereby will not (a) result in a violation of the organizational documents of the Investor, (b) conflict with, or constitute a default (or an event which with notice, lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to timely perform its obligations hereunder.

5.16 No Rule 506 Disqualifying Activities. The Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

5.17 Residency. The Investor is a resident of the jurisdiction specified below its address on the signature page hereto.

6. Closing Conditions and Closing Deliveries.

6.1 Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Investor) on or prior to the Closing Date of the following conditions:

(a) The consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable law, and no Legal Proceeding by or before any Governmental Authority challenging such transactions shall have been initiated or threatened in writing.

(b) The representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date, in each case with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(c) The Company shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d) The Company shall have delivered all of the deliverables pursuant to Section 6.3.

6.2 Conditions to Obligations of the Company. On or prior to the Closing Date, the Company shall deliver each of the following deliverables to the Investor, any of which may be waived by the Investor:

(a) The consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable law, and no Legal Proceeding by or before any Governmental Authority challenging such transactions shall have been initiated or threatened in writing.

(b) The representations and warranties of the Investor contained in Section 5 shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date, in each case with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(c) The Investor shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d) The Investor shall have delivered all of the deliverables pursuant to Section 6.4.

6.3 Company’s Closing Deliveries. On or prior to the Closing Date, the Company shall deliver each of the following deliverables to the Investor, any of which may be waived by the Investor:

(a) Copies of any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(b) A copy of the Notification Form: Listing of Additional Shares for the listing of the Shares, as filed with NASDAQ.

(c) A certificate of the secretary of the Company, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) certifying the current versions of the Certificate of Incorporation and bylaws of the Company and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(d) A duly executed instruction letter to the Transfer Agent, acknowledged in writing by the Transfer Agent, instructing the Transfer Agent to deliver the Shares to the Investor, on an expedited basis.

6.4 Investor’s Closing Deliveries. On or prior to the Closing Date, the Investor shall deliver each of the following deliverables to the Company, any of which may be waived by the Company:

(a) Copies of any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(b) The Investor Questionnaire, duly executed by the Investor.

(c) The Investor’s full Subscription Amount.

7. Covenants and Agreements.

7.1 Certain Rights of Investor.

(a) Board Representation. For so long as the Investor shall beneficially own at least five percent (5%) of the total issued and outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction), the Company shall take any and all actions reasonably necessary to nominate and appoint a designee of the Investor (the “Investor Designee”) to serve as a member of the Board of Directors.

(b) Board Qualifications. The Investor agrees that in order to be eligible to serve on the Board of Directors of the Company, any Investor Designee must (i) be at least twenty-one (21) years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board of Directors, (iii) meet any applicable requirements under applicable law, stock exchange rules or the Company’s corporate governance policies to be an independent member of the Board of Directors and a member of the Company’s compensation and audit committees and (iv) not be an officer, director or employee of a competitor of the Company in one of its principal lines of business, as determined in good faith by the Company. In addition to the foregoing, no individual shall be eligible for election or appointment to the Board of Directors if such individual has been convicted of a crime involving dishonesty or breach of trust or if such individual is currently charged with the commission of or participation in such a crime.

(c) Observer Rights. The Company shall invite a representative designated by the Investor, for so long as the Investor holds five percent (5%) of the total issued and outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction), to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that each such representative shall agree to hold in confidence all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude any such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its Affiliates is a party or otherwise bound, or if the Investor or its representative is a competitor of the Company. For the avoidance of doubt, the observer shall not be deemed to be a member of the Board of Directors, shall not have any right to notice of or to attend any meetings of any committees of the Board of Directors, and shall not be counted for the purposes of establishing a quorum at any regular or special meeting of the Board of Directors.

7.2 NASDAQ Listing. For so long as a prospectus is required under the 1933 Act to be delivered in connection with any sale of the Shares, the Company shall use commercially reasonable efforts to continue the listing and trading of its Common Stock on NASDAQ and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.3 Removal of Legends. Subject to receipt by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, upon the earlier of such time as the Shares (a) have been sold or transferred pursuant to an effective registration statement or (b) have been sold pursuant to Rule 144, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to timely remove any restrictive legends related to the book-entry account holding such Shares and make a new, unlegended entry for such book-entry Shares sold or disposed of without restrictive legends, including, if necessary, causing its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. Shares subject to legend removal hereunder shall, unless otherwise directed by the Investor, be transmitted by the Transfer Agent to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust Company System (DTC) as directed by the Investor. The Company shall be responsible for all fees (with respect to its Transfer Agent, counsel, DTC or otherwise) associated with such issuance.

7.4 Short Sales and Confidentiality After the Date Hereof. The Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (a) the transactions contemplated by this Agreement are first publicly announced or (b) this Agreement is terminated in full. The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). The Investor understands and acknowledges that the SEC currently takes the position that coverage of Short Sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the 1933 Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

7.5 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Investor is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Investor could be deemed to trigger the provisions of any such plan or arrangement, in either case solely by virtue of receiving Shares under the Transaction Documents.

7.6 Non-Public Information. The Company covenants and agrees that it has not provided, and to the Company’s Knowledge, none of its officers or directors nor any other Person acting on its or their behalf has provided any information that it believes constitutes material, non-public information, other than certain information pursuant to certain confidentiality agreements. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

7.7 Registration Rights.

For purposes of this Section 7.7, the term “Shares” includes any and all shares of Common Stock owned by the Investor and its Affiliates on the date of this Agreement as set forth on Section 5.14 of the Disclosure Schedules, and includes any other equity security of the Company issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

(a) Resale Shelf. The Company agrees that, no later than twelve (12) months after the Closing, it will file with the SEC (at its sole cost and expense) a registration statement under the 1933 Act registering the resale of the Shares (the “Shelf Registration Statement”), and it shall use its commercially reasonable efforts to have the Shelf Registration Statement declared effective as soon as practicable after the filing thereof. The Company agrees to cause such Registration Statement, or another Shelf Registration Statement that includes the Shares, to remain effective until the earliest of (X) the date on which the Investor ceases to hold any Shares or (Y) the first date on which the Investor is able to sell all of the Shares under Rule 144 within the following ninety (90)-day period without limitation as to the amount of such securities that may be sold without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The Investor agrees to disclose its ownership to the Company upon request to assist it in making the determination described above. The Investor acknowledges and agrees that the Company may suspend the use of any such Registration Statement if it determines (A) that the use of such Registration Statement would require the inclusion of financial statements that are unavailable for issue for reasons beyond the Company’s control, or (B) that in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the 1934 Act; provided that (1) the Company shall not so suspend the use of the Shelf Registration Statement on more than two (2) occasions or for a period of more than sixty (60) consecutive days or more than a total of one hundred twenty (120) calendar days, in each case in any three hundred sixty (360)-day period, (2) the Company shall have a bona fide business purpose, as determined by the Board of Directors, for not making such information public and (3) the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. The Company’s obligations to include the Shares for resale in the Shelf Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of the Shares, as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations; provided, however, that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares (except as set forth in any Transaction Document). The Company will provide a draft of the Shelf Registration Statement to the Investor for review at least five (5) Business Days in advance of filing the Shelf Registration Statement.

(b) Prior to any public offering of the Shares, the Company shall use reasonable best efforts to assist or cooperate with the Investor and its counsel in connection with their registration or qualification of the Shares for the offer and sale under the securities or blue sky laws of such jurisdictions reasonably requested by the Investor; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.7(b), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 7.7(b) or (iii) file a general consent to service of process in any such jurisdiction. The Company agrees that nothing in this Agreement shall prohibit the Investor, at any time and from time to time, from selling or otherwise transferring the Shares pursuant to a private placement or other transaction which is not registered pursuant to the 1933 Act.

(c) The Company shall advise the Investor within three (3) Business Days (email being sufficient) (at the Company’s expense): (A) when a Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the provisions in this Agreement, of a suspension pursuant to Section 7.7(a) or the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7.7(c) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension and shall not contain any material non-public information regarding the Company). The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (A) through (D) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to the Investor, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will promptly discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (D) and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales (which notice shall not contain any material non-public information regarding the Company). If so directed by the Company, the Investor will deliver to the Company or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) Registration Expenses. In connection with the filing of any Registration Statement, the Company agrees to pay (i) all registration and filing fees (including fees with respect to any securities exchange on which the Shares are then listed); (ii) fees and expenses of compliance with securities or blue sky laws; (iii) reasonable fees and disbursements of counsel for the Company; and (iv) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such registration. It is acknowledged by the Investor, that the Investor shall bear all other expenses related to such registration, including incremental selling expenses relating to the sale of the Shares, such as brokerage fees and all reasonable fees and expenses of any legal counsel representing the Investor.

7.8 Preemptive Rights. Subject to applicable securities laws and regulations, for so long as the Investor shall beneficially own at least five percent (5%) of the total issued and outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction), if the Company proposes to issue any shares of the Common Stock, other shares of its capital stock or any securities exchangeable or convertible to shares of its capital stock in a bona fide capital raising transaction (other than pursuant to an at-the-market offering), the Investor shall have a preemptive right to purchase a pro rata portion of such securities based on a ratio obtained by dividing (i) the aggregate number of Shares held by the Investor immediately prior to such issuance by (ii) the aggregate number of the total issued and outstanding capital stock of the Company prior to such issuance. The Company shall give the Investor at least seventy-two (72) hours prior written notice of any such proposed issuance setting forth in reasonable detail the proposed terms and conditions thereof and shall offer to the Investor the opportunity to purchase such securities at the same price, on the same terms, and at the same time as the securities are proposed to be issued by the Company. The Investor may exercise its preemptive right by delivery of an irrevocable written notice to the Company not more than forty-eight (48) hours after delivery of the Company’s notice. The Company shall have the right, in its sole discretion, to determine whether to proceed with such issuance after providing such notice. Notwithstanding the foregoing, this Section 7.8 shall not apply to: (a) shares of Common Stock or other capital stock issued or issuable to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary, including, without limitation, any issuances or awards made pursuant to equity incentive plans or inducement awards; (b) shares of Common Stock or other capital stock issued or issuable in connection with development agreements or licensing transactions, or in connection with equipment leases, real property leases, loans or credit lines; or (c) shares of Common Stock or other capital stock issued or issuable in connection with acquisitions, joint ventures, partnerships or strategic transactions, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

8. Survival and Indemnification.

8.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing and the delivery of the Shares for a period of twelve (12) months. Notwithstanding the foregoing, the representations and warranties of (a) the Company set forth in Sections 4.1 (Organization, Good Standing and Qualification), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Valid Issuance) and 4.5 (Consents) and (b) the Investor set forth in Sections 5.1 (Organization and Existence), 5.2 (Authorization), 5.3 (Purchase Entirely for Own Account), 5.4 (Investment Experience), 5.5 (Disclosure of Information), 5.8 (Accredited Investor), 5.9 (No General Solicitation), 5.16 (No Rule 506 Disqualifying Activities) and 5.17 (Residency) shall survive indefinitely; provided, however, that if notice of a claim for indemnification pursuant to Section 8.4 (Indemnification Procedure) for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved. Subject to applicable statute of limitations, the covenants and agreements contained in this Agreement shall survive the Closing and delivery of the Shares until fully performed or fulfilled, unless noncompliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance.

8.2 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Investor and its officers, directors, partners, members, managers, shareholders, employees, agents, each Person who Controls the Investor (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) and the officers, directors, partners, members, shareholders, employees and agents of each such controlling Person (each, an “Investor Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Investor Indemnified Party may become subject under the 1933 Act, the 1934 Act, or any other federal or state statutory law or regulation (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based in whole or in part on (a) the inaccuracy in the representations, warranties, covenants or agreements of the Company contained in this Agreement or in the other Transaction Documents or the failure of the Company to perform its obligations hereunder, or any action instituted against the Investor in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of the Investor, with respect to any of the transactions contemplated by the Transaction Documents, or (b) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Investor expressly for use therein, and will reimburse each Investor Indemnified Party for legal and other expenses reasonably incurred as such expenses are reasonably incurred by such Investor Indemnified Party in connection with investigating, defending, settling, compromising or paying such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (a) the failure of such Investor Indemnified Party to comply with the covenants and agreements contained herein or in any of the other Transaction Documents, or (b) the inaccuracy of any representations made by such Investor Indemnified Party herein or in any of the other Transaction Documents.

8.3 Indemnification by the Investor. In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and agrees to indemnify and hold harmless the Company and its officers, directors, partners, members, managers, shareholders, employees, agents, each Person who Controls the Company (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) and the officers, directors, partners, members, shareholders, employees and agents of each such controlling Person (each, a “Company Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Company Indemnified Party may become subject under the 1933 Act, the 1934 Act or any other federal or state statutory law or regulation (including in settlement of any litigation, if such settlement is effected with the written consent of the Investor), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based in whole or in part on any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. The aggregate liability of the Investor to the Company Indemnified Parties for all losses for claims under this Section 8.3 shall not exceed the net proceeds actually received by the Investor in connection with any offering where such information and affidavits furnished by the Investor are used.

8.4 Indemnification Procedure. As soon as practicable after any Indemnified Party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

8.5 Purchase Price Adjustment. Any indemnification payments pursuant to this Section 8 shall be treated as an adjustment to the applicable Closing consideration for U.S. federal income and applicable state and local tax purposes, unless a different treatment is required by applicable law.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable; provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company; provided, that such assignee agrees in writing to be bound with respect to the transferred Shares by the provisions hereof that apply to the Investor. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investor in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investor and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

9.3 Counterparts; Faxes; E-mail. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or e-mail, which shall be deemed an original.

9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) if delivered personally or by nationally recognized overnight courier service (costs prepaid), upon delivery, (b) if sent by facsimile, upon confirmation of transmission, or (c) if sent by mail, upon the earlier of (i) receipt or rejection by the addressee and (ii) three (3) days after mailing by United States of America certified or registered mail, postage prepaid and with return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

Spectrum Pharmaceuticals, Inc.

11500 South Eastern Avenue, Suite 220

Henderson, Nevada 89052

Attention: Kurt A. Gustafson

With a copy (which will not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Attention: Teri O’Brien

Fax: (858) 458-3131

E-mail: teriobrien@paulhastings.com

If to the Investor:

To the addresses set forth on the signature pages hereto.

9.6 Expenses. Each party shall pay its own costs and expenses in connection herewith, except that the Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Investor.

9.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding and each future holder of all such Shares and the Company.

9.8 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior written consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall allow the Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Investor shall remain subject to the obligations contained in any separate agreement with respect to the non-disclosure or confidentiality of any information provided by the Company to the Investor in connection with the Investor’s evaluation of the transactions contemplated hereby and acknowledges that the federal securities laws prohibit the purchase or sale of securities while in possession of material, nonpublic information.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.10 Entire Agreement. This Agreement, including the signature pages, Exhibits attached hereto, Appendices attached hereto and the Disclosure Schedules attached hereto, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.11 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.12 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Any suit, action or other proceeding arising out of or relating to this Agreement or the other Transaction Documents shall be brought exclusively in the courts of the State of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the Southern District of New York and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. Each party agrees to commence any action, suit or proceeding relating thereto in the courts of the State of New York. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	SPECTRUM PHARMACEUTICALS, INC.

Date: January 3, 2022	By:	/s/ Thomas J. Riga
Thomas J. Riga President and CEO

[Signature Page to Securities Purchase Agreement]

INVESTOR:	HANMI PHARMACEUTICAL CO., LTD.

Date: January 3, 2022	By:	/s/ Se-Chang Kwon
Se-Chang Kwon Chief Executive Officer

Investor Information

Entity Name: Hanmi Pharmaceutical Co., Ltd.

Contact Person: Head of Global Business Development

Address: 14 Wiryeseong-daero, Songpa-gu

City: Seoul, Republic of Korea

Zip Code: 05545

Telephone: +82-2-410-8796

Facsimile: +82-2410-9079

Email: ikchung@hanmi.co.kr

Name in which Shares should be issued: Hanmi Pharmaceutical, Co., Ltd.

With a copy (which will not constitute notice) to:

White & Case LLP

31F One IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Republic of Korea

Attention: Dongho Lee

Telephone: +82-2-6138-8811

E-mail: dongho.lee@whitecase.com

[Signature Page to Securities Purchase Agreement]

APPENDIX I

Form of Investor Questionnaire